EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of Iris International, Inc.

Chatsworth, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No’s. 333-27189, 333-37946, 333-86617, 333-48097, 333-110826, 333-115393, 333-118577, 333-135442 and 333-147618) and Form S-8 (File Nos. 33-10631, 33-56772, 33-82560, 333-19265, 333-31391, 333-45348, 333-31393, 333-63304, 333-65547, 333-103462, 333-122501, 333-127952, 333-137738, 333-145635 and 333-159676) of IRIS International, Inc. of our reports dated March 5, 2009, relating to the consolidated financial statements, and the effectiveness of Iris International, Inc’s internal control over financial reporting, which appears in this Form 10-K/A.

/s/ BDO Seidman, LLP

BDO Seidman, LLP

Los Angeles, California

July 17, 2009